As filed with the Securities and Exchange Commission on October 18, 1996

                                                      Registration No. 333-11535

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 Amendment No. 1
                                       to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SPECIALTY RETAIL GROUP, INC.
             (Exact name of registrant as specified in its charter)

        Florida                  5945               No. 59-2824411
   -----------------       -----------------     -------------------

    (State or other        (Primary Standard        (IRS Employer
    jurisdiction of           Industrial         Identification No.)
    incorporation or      Classification Code
     organization)              Number)

                         1720 Post Road East, Suite 112
                           Westport, Connecticut 06880
                                 (203) 256-4380
               --------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Specialty Retail Group, Inc.
                         1720 Post Road East, Suite 112
                           Westport, Connecticut 06880
                                 (203) 256-4380
            --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copies to

                             EDMOND M. COLLER, ESQ.
                            Goodkind Labaton Rudoff &
                                  Sucharow LLP
                                 100 Park Avenue
                            New York, New York 10017

     Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]




     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          SPECIALTY RETAIL GROUP, INC.

         Cross Reference to Information Required by Part I of Form SB-2

                                    Location or Caption in
 Item in Form SB-2                  Prospectus

 Front of Registration Statement
 and Outside Front Cover of         Front Cover Pages
 Prospectus  . . . . . . . . . . .

 Inside Front and Outside Back      Cover Pages
 Cover Pages of Prospectus . . . .
 Summary Information and Risk       Prospectus Summary; Risk
 Factors . . . . . . . . . . . . .  Factors

 Use of Proceeds . . . . . . . . .  Use of Proceeds
 Determination of Offering Price .  Plan of Distribution

 Dilution  . . . . . . . . . . . .  *

 Selling Security-Holders  . . . .  Selling Stockholders
 Plan of Distribution  . . . . . .  Plan of Distribution

 Legal Proceedings . . . . . . . .  Business - Settlement of Legal
                                    Proceedings; Business - Other
                                    Legal Proceedings; Principal
                                    Stockholders


 Directors, Executive Officers,     Directors, Executive Officers
 Promoters and Control Persons . .  and Significant Employees;
                                    Principal Stockholders; Certain
                                    Transactions


 Security Ownership of Certain      Principal Stockholders; Selling
 Beneficial Owners and Management
                                    Stockholders; Certain
                                    Transactions

 Description of Securities . . . .  Description of Capital Stock;
                                    Plan of Distribution
 Interests of Named Experts and     Legal Matters
 Counsel . . . . . . . . . . . . .

 Disclosure of Commission Position  Disclosure of Commission
 on Indemnification for Securities  Position on Indemnification for
 Act Liabilities . . . . . . . . .  Securities Act Liabilities
 Organization Within Last Five      *
 Years . . . . . . . . . . . . . .


 Description of Business . . . . .  Prospectus Summary; Risk
                                    Factors; Summary Selected
                                    Financial Data; Management's
                                    Discussion and Analysis;
                                    Business

 Management's Discussion and        Management's Discussion and
 Analysis or Plan of Operation . .  Analysis

 Description of Property . . . . .  Business - Properties

 Certain Relationships and Related  Certain Transactions
 Transactions  . . . . . . . . . .
 Market for Common Equity and       Market for Common Equity and
 Related Stockholder Matters . . .  Related Stockholder Matters

 Executive Compensation  . . . . .  Executive Compensation
 Financial Statements  . . . . . .  Summary Selected Financial
                                    Data; Financial Statements

 Changes in and Disagreements With  *
 Accountants on Accounting and
 Financial Disclosure  . . . . . .


     *Inapplicable or none.

                     Subject to Completion October 18, 1996


                                PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 863,333 Shares

                          SPECIALTY RETAIL GROUP, INC.
                                  Common Stock
                          (Par Value, $.001 per share)

          The 863,333 shares of Common Stock, $.001 par value per share (the "Common Stock"), of Specialty Retail Group, Inc., a Florida corporation (the "Company"), covered by this Prospectus (the "Shares") were issued in connection with the settlement of certain litigation and include 650,000 Shares which were issued to, and are being offered by, certain holders of the Company's Common Stock (the "Selling Stockholders") and 213,333 Shares (the "Escrow Shares") issued in the name of an escrow agent to be held in escrow to secure performance by the Company of certain provisions of the agreement of settlement, and which may be sold by the Selling Stockholders under certain conditions. See "Business
- Settlement of Legal Proceedings."

                               ___________________

          FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF THESE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                               ___________________

          The Selling Stockholders may sell the Shares from time to time in one or more transactions. The Shares may be sold on the NASDAQ SmallCap Market, through registered brokers or dealers, or otherwise, at market prices then prevailing, or in negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. For information regarding the Selling Stockholders and the plan of distribution of the Shares offered hereby, see "The Offering" and "Plan of Distribution."

          Under certain circumstances, the Company will receive a portion of the proceeds from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds" and "Business - Settlement of Legal Proceedings". The Company has agreed to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees and expenses for any counsel, accountants or other experts of the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "The Offering" and "Business - Settlement of Legal Proceedings".



          The Common Stock of the Company is listed on the NASDAQ SmallCap Market under the symbol "SRGC." On October 8, 1996, the last reported sale price of Common Stock on the NASDAQ SmallCap Market was $0.1875 per share.



          The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements between the Company and the Selling Stockholders.

                               ___________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                The date of this Prospectus is October  , 1996.

                              AVAILABLE INFORMATION


          The Company has filed with the Securities and Exchange Commission (the "Commission" or "SEC") a registration statement on Form SB-2 (herein, with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the documents incorporated by reference therein. See "Incorporation of Certain Documents by Reference" herein.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10007 and Chicago Regional Office at 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY


          The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

THE COMPANY


          The Company was organized under the laws of Florida in 1987. The Company originally operated a clinical laboratory which it sold as of December 31, 1991 to Cardinal Testing Laboratories, Inc. ("Cardinal Transaction"). As a result of the Cardinal Transaction, the Company received approximately $6 million. On April 13, 1993, the Company acquired all of the issued and outstanding capital stock of Building Blocks, Inc. ("Building Blocks"), for shares of the Company's Common Stock.



          Building Blocks operates a specialty educational and developmental toy store chain presently consisting of 9 stores. The stores are located in Connecticut, New York, and Massachusetts. In early 1996 the Company determined to pursue expansion of the Building Blocks chain through franchising. The Company established Building Blocks Franchise Corp. ("BBFC") in July 1996 as a wholly-owned subsidiary and BBFC began actively marketing franchises under an agreement between BBFC and Building Blocks. At October 15, 1996 BBFC had sold franchises for two stores to be located in Dallas, Texas and Chicago, Illinois. Building Blocks currently intends to close certain of its stores and consolidate their inventories at its other stores prior to the 1996 holiday season, to aggressively pursue, together with BBFC, sales of Building Blocks-operated stores to franchisees and, in any event, to phase out the operation of Building Blocks-operated stores by Spring 1997. BBFC will continue to market franchises both for existing Building Blocks stores and for new locations. See "Management's Discussion and Analysis."



          Building Blocks merchandising has focused on high quality educational and developmental toys. Its specialty toy mix consists of children's toys and accessories that the Company deems to be distinctive and top quality items. A substantial portion of Building Blocks' merchandise is comprised of toys typically found in the specialty toy segment rather than in the mass marketed toy segment.



          As used herein, "the Company" includes the Company and its subsidiaries unless otherwise indicated.


          The principal executive offices of the Company are located at 1720 Post Road East, Suite 112, Westport, Connecticut 06880. Telephone: (203) 256-4380.

THE OFFERING


          Pursuant to the terms of a Settlement Agreement, the Company issued 650,000 Shares to the Selling Stockholders and 213,333 shares in the name of an escrow agent to be held in escrow to secure performance by the Company of certain obligations under the Settlement Agreement. Pursuant to the Settlement Agreement, the Company agreed to use its best efforts to prepare and file with the Commission a registration statement under the Securities Act to enable the Selling Stockholders to resell the Shares, including the Shares held by the escrow agent which they will receive in the event the Company fails to perform the obligations secured by such Shares. See "Business - Settlement of Legal Proceedings," "Selling Stockholders," "Plan of Distribution."


          The following table sets forth the number of Shares being offered hereby by the Selling Stockholders. The Selling Stockholders have had no material relationship with the Company or any of its affiliates during the past three years. To the Company's knowledge, neither of the Selling Stockholders owns any shares of Common Stock other than the 325,000 Shares issued to him pursuant to the settlement and 366 shares of Common Stock owned of record by Peter Sayet.

                              Minimum Number      Maximum Number
               Name           of Shares           of Shares
               ----           --------------      --------------

               Peter Sayet       325,000               (1)
               Howard Green      325,000               (1)
               Total             650,000             863,333 (1)

(1) Under the terms of the settlement, the Shares issued to the escrow agent secure the Company's obligations to make certain cash payments to one or both of the Selling Stockholders, depending upon the proceeds realized by them from the sale of the 650,000 shares owned by them. Consequently, any or all of the 213,333 shares held in escrow may be issued to either of the Selling Stockholders.


RISK FACTORS


          An investment in the Company involves a high degree of risk. These risks include an historic lack of profitability, the inadequate cash resources of Building Blocks, and the dependence of the Company upon the success of a plan to phase out Building Blocks' company-operated toy stores and to rely on franchising for future income, and others. See "Risk Factors" and "Management's Discussion and Analysis" for a further discussion of these factors.

                                  RISK FACTORS


           1. LACK OF ADEQUATE WORKING CAPITAL; PLANS TO CONSOLIDATE AND SUBSEQUENTLY PHASE OUT OPERATIONS OF BUILDING BLOCKS-OPERATED STORES AND PHASE IN ALL FRANCHISED STORE PROGRAM, AND PLANS TO SEEK A BUSINESS COMBINATION WITH AN OPERATING COMPANY: The Company had anticipated the sale by the end of September 1996 of at least two franchises of Building Blocks' operated stores and their fixtures and inventories. These transactions did not occur and Building Blocks does not currently have adequate working capital to fund normal build-ups of holiday season inventories. Management has determined to close certain Building Blocks-operated stores and to consolidate their inventories at certain of its other operated stores for the 1996 holiday season. In addition, BBFC intends to aggressively market franchises for the stores that will be operated through the holiday season to franchisees who would assume the store leases and purchase the fixtures and inventories on hand, and to continue marketing franchises for new locations. Building Blocks intends, in any event, to phase out the operation of the remaining Building Blocks-operated stores by the Spring of 1997. The Company, which has a net operating loss carryforward of approximately $10,515,000, also intends to seek a business combination with an operating company (a "Business Combination"). Absent a Business Combination, the ability of the Company to continue in operation without an infusion of additional working capital will depend upon the ability of BBFC to generate positive cash flow from franchise sales, which, in turn, could be adversely affected by Building Blocks' financial condition and the closing or transfer to franchisees of the Building Blocks-operated stores. It is expected that cash generated from the winding down of Building Blocks-operated stores will be applied to reduce Building Blocks' accounts payable and other obligations and will not be available to the Company to fund BBFC's operations. BBFC will rely upon cash currently held by the Company and revenues received from franchisees. There can be no assurance that such sources will be adequate or that BBFC will be able to obtain any additional working capital that may be required. See "Business" and "Management's Discussion and Analysis."

           2. FUTURE DEPENDENCE ON FRANCHISING PROGRAM AND/OR BUSINESS COMBINATION. Absent a Business Combination, the Company's ability to generate profits and positive cash flow from operations will be dependent upon the success of the BBFC franchising program. While the Company believes that the relatively low cost of entry, the nature of the specialty retail toy business and the potential for profitable owner-operation of a franchised Building Blocks store is attractive to potential franchisees, there can be no assurance that BBFC will be able to sell a substantial number of franchises. BBFC is competing with numerous franchisors of a variety of retail stores, many of which have greater financial and marketing resources than the Company, and many of which have a substantial number of successful franchised stores. Management believes that the Company's status as a publicly traded company and its net operating loss carryforward ("NOL") will be attractive to a privately held operating company. However, there can be no assurance that the Company will be able to locate a potential party to a Business Combination or negotiate a Business Combination on terms satisfactory to the Company or at all. In addition, the use of the Company's NOL to offset profits after a business combination is subject to satisfaction of a number of highly technical rules. Any such Business Combination is expected to result in an increase in the number of outstanding shares of Common Stock, which increase may be substantial.

           3. HISTORY OF LOSSES. The Company has incurred substantial losses from the operation of its Building Blocks subsidiary. For the year ended June 30, 1996 the Company had a loss from operations of $3,378,668, of which $570,000 represented a non-cash charge related to the Settlement Agreement. For the year ended July 2, 1995, the Company had a loss of $5,499,339, of which approximately $1,500,000 represented the value of shares issued in connection with the acquisition of a corporation which has a consulting agreement with the Company. See "Business," "Management's Discussion and Analysis" and Financial Statements.

          The report of the Company's auditors on the Company's June 30, 1996 financial statements contains a "going concern" explanatory paragraph.

          4. COMPARABILITY OF RESULTS AND SEASONALITY. The Company's results of operations have fluctuated depending on, among other things, the timing of store openings and closings and related pre-opening and other startup expenses, net sales contributed by new stores, and increases or decreases in sales at stores open more than one year. In addition, approximately 40% of Building Blocks' sales have occurred in the last quarter of each calendar year. Consequently, the results of operations of any quarterly or annual period have not necessarily been indicative of the results that may be achieved for future fiscal periods. In light of the Company's current business plan, prior period results are not indicative of future period results. Any future franchise income of the Company will be subject to fluctuation arising from the timing of franchise sales and the seasonality of franchised businesses which will affect the timing of the receipt of franchise fees.

          5. COMPETITION. The retail toy market is an intensely competitive market. While Building Blocks stores compete for consumer expenditures with large mass merchandisers, such as Toys 'R Us and the toy departments of discount stores which feature discounted prices, because of Building Blocks' merchandising, customer service and store format, its stores compete more directly with smaller "mom and pop" stores and regional chains such as "Learning Express," "Noodle Kidoodle" and "Zainy Brainy," which offer similar product selection and pricing in a larger store layout.

          6. NO DIVIDENDS. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future. See "Description of Capital Stock."


                                 USE OF PROCEEDS

          Under certain circumstances, the Company may receive a portion of the proceeds from the sale of the Shares by the Selling Stockholders. Any such proceeds will be used for working capital. See "The Offering" and "Business - Settlement of Legal Proceedings."

                         SUMMARY SELECTED FINANCIAL DATA


          The following summary financial data are qualified in their entirety by, and should be read in conjunction with, the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus:


                         For the 52 Weeks      For the 53 Weeks
                        Ended June 30, 1996   Ended July 2, 1995
                        -------------------  --------------------

 Income Statement Data:

  Net sales  . . . . .        $7,126,444       $5,629,643
  Gross profit   . . .         2,989,954        2,343,370

  Restructuring and
  other expenses   . .          (660,767)      (2,788,626)

  Loss from operations        (2,973,634)      (5,808,837)

  Net loss   . . . . .        (3,378,668)      (5,499,339)

  Net loss per share          (.39)            (.63)

 Balance Sheet Data
 (at end of period):

  Cash and cash
    equivalents  . . .        $  387,006       $2,913,188
  Working capital
   (deficit)   . . . .          (310,135)       1,828,606

  Total assets   . . .         3,002,678        6,307,673

  Stockholders' equity           324,222        3,702,890

                    MANAGEMENT'S DISCUSSION AND ANALYSIS


          Set forth below is a summary of the significant factors affecting the operating results, financial condition and liquidity/cash flows of Specialty Retail Group, Inc. (the "Company") for the 53 weeks ended July 2, 1995 ("fiscal 1995") and the 52 weeks ended June 30, 1996 ("fiscal 1996"). This discussion should be read in conjunction with the financial statements and notes thereto.

          The operating subsidiary of the Company is Building Blocks, Inc. ("Building Blocks"), which the Company acquired on April 13, 1993 and which operates a chain of specialty retail toy stores. Building Blocks Franchise Corp. ("BBFC"), formed subsequent to June 30, 1996, has been marketing franchises for Building Blocks stores. Due to the seasonal nature of the toy industry and the effects of store openings and closings in comparable year periods, comparisons between results of operations for such periods may not be meaningful or possible. In addition, the Company's results for fiscal 1996 reflect a liability for a non-cash obligation of $570,000 incurred in connection with the Settlement Agreement and charges of approximately $660,000 to reflect actual and estimated costs associated with Building Blocks' decision to close certain of its stores.

          Results of operations for the year ended June 30, 1996 are not indicative of future results because of the Company's current business plans as described under "Liquidity and Capital Resources," below.

LIQUIDITY AND CAPITAL RESOURCES

          The matters discussed under this caption that are forward looking statements involve risks and uncertainties. Such risks and uncertainties include, without limitation, the impact which the economy, competition, or unusual weather could have on Building Blocks' operating results for the 1996 holiday season; the timing, extent and terms of BBFC's franchise sales, including the possible sales of existing Building Blocks-operated stores to franchisees; the outcome of certain negotiations currently ongoing with respect to the settlement of rent arrearages and disputed additional claims arising from the closing of four indoor regional mall stores between June and October
1996; and the results of Building Blocks' program to phase out the operation of Building Blocks-operated stores described below.

          In the Company's quarterly report for the period ended March 31, 1996, management projected that the Company would require between $500,000 and $1,250,000 of additional working capital to fund operations through March of 1997. Between June and October 1996, four Building Blocks-operated stores which were operating in indoor regional malls in Massachusetts, New York, Connecticut and New Jersey were closed and Building Blocks has been negotiating with the landlords of such premises for the settlement of approximately $330,000 of rent arrearages and of $470,000 of additional claims which the Company is actively disputing. In July 1996 the Company received $224,150 under an agreement which provided that the Company would either repay such amount or transfer to the lender all of its rights and interests in stock and warrants to purchase stock of CM Franchise Corp. On September 30, 1996, the Company transferred the stock and warrants to the lender. BBFC and Building Blocks had anticipated the completion at the end of September 1996 of at least two transfers to franchisees of the leases, and the sale for cash of the fixtures and inventories, for Building Blocks-operated stores. Such transactions were expected to be completed in late September. These transactions, together with the above-described transactions, would have provided substantially all of the working capital required to finance planned holiday season inventory build-ups, and, management believes, would have enabled Building Blocks to arrange for any needed additional holiday season working capital. These franchise transactions did not occur, and Building Blocks does not have adequate working capital to finance additional inventories.

          Management intends to close certain of Building Blocks' stores before the 1996 holiday season and to consolidate inventories from these stores at its other stores. BBFC and Building Blocks are also actively seeking other potential franchisees to acquire Building Blocks-operated stores and their leases, fixtures and inventories. BBFC is, simultaneously, pursuing the sale of franchises for new locations.

          The Company's present plan contemplates that any Building Blocks-operated stores in operation after January 1997 will be transferred to franchisees, and, in any event, will be phased out by the Spring of 1997 and that the Company will thereafter limit its retail toy activities to franchising by BBFC. The Company's ability to generate adequate cash flow to sustain its planned activities beyond December 31, 1996, is therefore dependent upon the success Building Blocks achieves in its plans to transfer Building Blocks-operated stores to franchisees and upon BBFC's ability to sell additional franchises, which, in turn, may be affected by Building Blocks' financial condition and the closing or franchising of Building Blocks-operated stores. It is expected that cash generated by Building Blocks will be applied to reduce its accounts payable and other obligations and will not be available to fund BBFC's operations. BBFC will rely upon cash currently held by the Company and franchise revenues.

          There can be no assurance as to the ultimate outcome of any of the foregoing matters, and the Company may require additional working capital, in amounts which could be substantial. There can be no assurance that any working capital will be available on acceptable terms or at all.

          The Company is also seeking opportunities for a business combination with an operating company (a "Business Combination"). The Company intends to attempt to negotiate a Business Combination for stock of the Company. There are no agreements or understandings with respect to any Business Combination. Management believes that the Company's status as a publicly traded company and its net operating loss carryforward ("NOL") will be attractive to a privately held operating company. However, there can be no assurance that the Company will be able to locate a potential party to a Business Combination or negotiate a Business Combination on terms satisfactory to the Company or at all. In addition, the use of the Company's NOL to offset profits after a business combination is subject to a number of highly technical rules.

          As a result of these matters, the report of the Company's auditors on the Company's June 30, 1996 financial statements contains a "going concern" explanatory paragraph.

RESULTS OF OPERATION FISCAL 1996 COMPARED TO FISCAL YEAR 1995
RESULTS OF OPERATIONS

          In addition to the Building Blocks acquisition on April 13, 1993, the Company established, in May 1993, a real estate consulting division (the "Real Estate Division") which it discontinued in fiscal 1995. The revenues and operating costs associated with the Real Estate Division are included in fiscal 1995 operations. Also included in fiscal 1996 and 1995 operations, are the general and administrative costs and other expenses associated with the Company's corporate overhead, and interest income from cash and cash equivalent balances. As described in Note 4 to the Consolidated Financial Statements ("Equity Investment"), the Company acquired 25% of the common stock of CM Franchise Corp. on December 14, 1995. The Company's proportion of the operating results in CM Franchise Corp. is included in the results of operations.

OPERATIONS

          Net sales, substantially all of which were generated by Building Blocks, were $7,126,444 in fiscal 1996, an increase of 26.6% versus $5,629,643 in fiscal 1995. This increase in net sales is due principally to the increase in the number of stores operated by the Company. Thirteen stores were in operation at June 30, 1996. Six of these stores were fully comparable. That is, they were fully operational during the entire two fiscal years. Sales for these six stores increased 5.7% or $196,351 from fiscal year-end July 2, 1995 to fiscal year-end June 30, 1996.
          Cost of sales as a percentage of net sales remained virtually unchanged from 58.4% in fiscal 1995 to 58.0% in fiscal 1996. Cost of sales in dollars increased from $3,286,273 in fiscal 1995 to $4,136,490 in fiscal 1996 to support higher sales due to a net increase in the number of stores.

          Selling expenses consist primarily of payroll, occupancy and advertising expenses associated with the Building Blocks stores. Selling expenses were $3,159,280 (44.3% of net sales) and $2,438,024 (43.3% of net sales) in fiscal years 1996 and 1995, respectively. This 29.6% increase in dollars is due to the net increase in the number of stores operated by the Company. As stores mature, selling costs as a percentage of sales typically decrease. Conversely, the opening of new stores results in selling costs as a percentage of net sales increasing due to high advertising and promotional expenses. Additionally, occupancy costs increase when new stores are opened.

          General and administrative expenses represent salaries and related expenses associated with the corporate staff, as well as the expenses associated with Building Blocks' corporate operations and the Real Estate Division.
General and administrative expenses were $2,143,541 (30.1% of net sales) in fiscal 1996, representing a decrease of $782,016 or 26.7% when compared with $2,925,557 (52.0% of net sales) for fiscal 1995. This decrease is attributable to various cost reduction measures undertaken by the Company. These reductions include the elimination of the Real Estate Division and the reduction of administrative payroll and consulting fees. These reductions, combined with the increase in sales, resulted in a strong improvement in these expenses measured as a percentage of net sales.

ONE-TIME AND RESTRUCTURING ITEMS

          Effective June 29, 1995 the Company acquired Healthcare Venture Management Corp. ("HVM") for 2,685,071 shares of Common Stock valued at $1,398,385 and $80,000 in cash. HVM and the Company were parties to an advisory agreement under which HVM was entitled to receive a fee of 3.5% of the Company's net sales through June 2011. These fees will now be retained in the Company's consolidated results. The transaction was treated as a tax-free merger, and the Company took a one-time charge of $1.5 million related to the transaction.



          During the fourth quarter of fiscal 1995 the Company implemented or developed plans for several programs designed to

                                     - 13 -
`
restructure its operations. The Company recorded approximately $653,000 in charges in fiscal 1995 related to the expected costs of restructuring. These charges include the estimated costs of closing certain stores, severance and other personnel-related costs and related professional fees. In addition the Company recorded pretax charges of approximately $256,000 for costs associated with a restructuring of the management organization.


          For the year ended June 30, 1996, the Company recorded restructuring and other expense charges of $660,767 for the disposition of fixed assets and other costs related to the closing or expected closings of certain mall stores.



          The Company had been a defendant in a lawsuit with a former officer who was suing the Company for various alleged claims (see "Item 3 - Legal Proceedings"). In fiscal 1995, the Company had taken a reserve of $250,000 related to estimated legal fees as a result of its defense in this matter. As a result of the settlement of this lawsuit, the Company recorded a noncash expense of $570,000, which appears as "Legal Settlement-Noncash" in the accompanying consolidated statement of operations for the year ended June 30, 1996.

                                    BUSINESS


Overview

          The Company was organized under the laws of Florida in 1987. The Company originally operated a clinical laboratory which it sold as of December 31, 1991 to Cardinal Testing Laboratories, Inc. ("Cardinal Transaction"). As a result of the Cardinal Transaction, the Company received approximately $6 million. On April 13, 1993, the Company acquired all of the issued and outstanding capital stock of Building Blocks, Inc. ("Building Blocks") for shares of the Company's Common Stock.


Building Blocks

RECENT DEVELOPMENTS


          Building Blocks is operating a specialty educational and developmental toy store chain presently consisting of 9 stores. The stores are located in Connecticut, New York and Massachusetts. In early 1996 the Company determined to pursue expansion of the Building Blocks chain through franchising. The Company established Building Blocks Franchise Corp. ("BBFC") in July 1996 as a wholly-owned subsidiary and BBFC began actively marketing franchises under an agreement between BBFC and Building Blocks. At September 20, 1996 BBFC had sold franchises for two stores to be located in Dallas, Texas and Chicago, Illinois.



          In order to reduce its negative cash flow, Building Blocks closed three stores between June and September and adopted a business plan which contemplated that it would (i) not open any new company-owned stores; (ii) reduce the number of such stores currently in operation by not renewing leases as they expired or by transfers of such leases to certain franchisees, as purchasers of such stores; and (iii) in the future, rely primarily upon the franchising program to generate revenue and profit. The Company anticipated completing transfers of at least two store locations and their leases, fixtures and inventories by the end of September 1996. These transactions did not occur and Building Blocks will be unable to fund normal build-ups of holiday season inventories. Building Blocks therefor determined to close certain of its mall stores and consolidate their inventories at its other stores prior to the 1996 holiday season (one of which stores was closed in October 1996); to continue to aggressively pursue, together with BBFC, sales of Building Blocks-operated stores to franchisees and, in any event, to phase out the operation of Building Blocks-operated stores by Spring 1997. BBFC will continue to market franchises both for existing Building Blocks stores and for new locations.
See "Management's Discussion and Analysis."

          The Company is also seeking opportunities for a business combination with an operating company.


STORE OPERATIONS


          Building Blocks' merchandising has focused on high quality educational and developmental toys. Its specialty toy mix consists of children's toys and accessories that the Company deems to be distinctive and top quality items. A substantial portion of Building Blocks' merchandise is comprised of toys typically found in the specialty toy segment rather than in the mass marketed toy segment.


          Building Blocks' stores offer a friendly environment for both children and parents. A customer entering a store is surrounded with bright colors and prominently audible children's music. Also, many toys are displayed for the parent and child to investigate and use. Stores regularly schedule special attractions in the stores, including craft classes, musicians, children's authors, storytellers, animated characters, seasonal parties and others. In addition, unlike the mass merchandising toy chains, Building Blocks stores offer free gift wrapping, delivery service and over-the-phone ordering.


          The Company believes that the fixtures used in Building Blocks stores promote the children's "hands-on" environment. Large wooden blocks filled with merchandise are the main theme used in store fixtures. All departments are clearly signed and floor layouts are designed to achieve an easy customer flow throughout the store. Building Blocks has received industry awards for store design and merchandising.

          Marketing is conducted primarily through direct mail, a "Kids Club" program, and print and radio advertising. Management believes that Building Blocks' advertising conveys a message to the customer that Building Blocks sells quality and durable developmental toys and offers superior customer service. Management believes that the stores project themselves to the community as a resource for expert advice on age-appropriate toys and children's activities.

          Building Blocks stores' business is highly seasonal with approximately 40% of its sales occurring in the last calendar quarter of each year.


          It is expected that BBFC franchisees will operate their stores using substantially the same merchandise and marketing approaches.

SUPPLIERS


          No supplier to Building Blocks accounted for more than 10% of its purchases of inventory in the year ended June 30, 1996. In view of Building Blocks' present business plan, management believes that the loss of any supplier would not have a material adverse impact on the operations of Building Blocks.


COMPETITION

          The toy market is an intensely competitive market. However, the specialty toy market is a fragmented market with various regional stores. Building Blocks' competitors generally have substantially greater resources than Building Blocks. Although Building Blocks stores compete for consumer expenditures with large mass merchandisers, such as Toys 'R Us, as well as the toy departments of discount stores, where pricing policies typically involve selling toys at discounted prices, management believes that Building Blocks' merchandising, customer service and store format strategies differentiate its stores from such larger competitors. Building Blocks stores compete more directly with smaller "mom and pop" stores and regional chains such as "Learning Express," "Noodle Kidoodle" and "Zainy Brainy," which offer similar product selection and pricing in a larger store layout.

TRADEMARKS

          The Company and Building Blocks do not have any patents. The Building Blocks logo is registered as a service mark with the United States Patent and Trademark Office and United States trademark applications are pending for the Building Blocks name for retail toy store services and for certain marketing slogans and product line names.

EMPLOYEES


          As of September 15, 1996, the Company and Building Blocks had an aggregate of 69 employees, 32 of whom were full-time. Neither the Company nor Building Blocks is a party to any collective bargaining agreement and both the Company and Building Blocks believe that their relationship with their employees are satisfactory.


PROPERTIES


          The Company leases approximately 2,500 square feet of executive office space in Westport, Connecticut. This lease expires on November 30, 1996, and payments thereunder are approximately $3,400 per month.

          As of October 15, 1996, Building Blocks operated 9 store locations. These stores average approximately 1,750 square feet. The store locations are as follows:

                          Connecticut--
                               Stamford
                               Westport
                               Ridgefield
                               Greenwich

                          New York--

                               Third Ave., NYC
                               Lexington Ave., NYC
                               Nanuet
                               Queens, NYC

                          Massachusetts--
                               Burlington


          The store leases expire at various dates between July 1997 and January 2006. Most of the leases require Building Blocks to pay taxes, insurance and maintenance charges, in addition to a base rent. Lease expenses for each of the 9 stores in operation currently average approximately $6,000 per month.


          During fiscal 1996, the Company began negotiating for the termination or revision of its leases at six mall locations. As of October 15, 1996, the Company had closed four of these locations and renegotiated the lease terms for the stores in the Nanuet and Burlington locations. The Company is in arrears in its rent for the four closed locations. The Company is presently attempting to negotiate settlements of its rent arrearages and the termination of its leases for the four closed locations. In addition, the Company intends to close certain stores in October 1996. See "Other Legal Proceedings" and "Management's Discussion and Analysis."


FRANCHISING PROGRAM

          BBFC has been actively marketing Building Blocks franchises for new locations. As of September 1, 1996, two franchises had been sold for stores to be located in Dallas, Texas and Chicago, Illinois, each of which is expected to open in the fall of 1996. Each of the two franchises sold by BBFC provides for an initial franchise fee of $25,000, an ongoing royalty of 5% of net sales, and ongoing contributions to an advertising fund. In addition to marketing franchises to new locations, BBFC is also marketing franchises for Building Blocks-operated stores.

SETTLEMENT OF LEGAL PROCEEDINGS

          On August 22, 1996, the Company, the Selling Stockholders and certain other parties entered into a definitive Agreement of Settlement and Compromise (the "Settlement Agreement"), with respect to a lawsuit commenced by Peter Sayet entitled SAYET V. INSTITUTE FOR LABORATORY MEDICINE, INC., ET AL., in which Mr. Sayet claimed damages of approximately $1,400,000 arising from events occurring at the time his employment with the Company terminated in 1992, when it operated under the name Institute for Laboratory Medicine, Inc. Pursuant to the requirements of the Settlement Agreement, the Company also entered into a Registration Rights Agreement dated August 22, 1996 with the Selling Stockholders (the "Registration Rights Agreement") pursuant to which the Company has filed the Registration Statement covering the Shares. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to prepare and file with the Commission a registration statement to permit the transfer or resale of the Shares and agreed to maintain the effectiveness of the registration statement until the earlier of the disposition of the Shares or the expiration of the applicable Rule 144 holding period.

          Pursuant to the terms of the Settlement Agreement, in the event that the Selling Stockholders sell any Shares for more than $1.00 per Share, the Company shall receive 67% of such excess (the "Company Proceeds"). The Settlement Agreement also provides for a "Price Protection Pool" which shall be equal to the sum of: (i) $160,000 and (ii) 25% of the Company Proceeds. If, after the sale of all of the 650,000 Shares by the Selling Stockholders, in bona fide open market transactions, the Selling Stockholders realize gross proceeds of less than $650,000 (the "Shortfall") the Company will be required to either pay the Shortfall, up to the amount of the Price Protection Pool, to the Selling Stockholders or suffer the transfer to the Selling Stockholders of Shares having a market value equal to the shortfall, up to a maximum of 213,333 Shares (which Shares are included in this Prospectus). The aforesaid 213,333 Shares have been issued to and registered in the name of an escrow agent. The transfer of the required number of escrowed Shares would be in complete satisfaction of the Company's payment obligation under the Settlement Agreement.

OTHER LEGAL PROCEEDINGS

          At October 15, 1996, landlords at four mall stores which were closed between June and October 1996 had instituted legal proceedings against Building Blocks for rent arrearages in the aggregate amount of approximately $330,000 and additional damages of approximately $470,000 for breaches of the underlying leases (Westland Garden State Plaza Limited Partnership v. Building Blocks, Inc., Superior Court of New Jersey, Bergen County, commenced June 4, 1996; General Growth Properties - Natick Limited Partnership v. Building Blocks, Inc., District Court, Middlesex, Massachusetts, commenced August 12, 1996;
Westland Properties, Inc. v. Building Blocks, Inc., Superior Court - Fairfield, Connecticut, commenced June 24, 1996); and Fashion Mall Partners, L.P. v. Building Blocks, Inc., City Court-Westchester, New York, commenced
September 26, 1996). Building Blocks is actively defending these damage claims and believes that such claims are subject to substantial reduction. Management is engaged in settlement discussions with the landlords of these four malls and believes, although there can be no assurance, that it can reach settlements which will be within Building Blocks' anticipated use of its expected cash resources as set forth in "Management's Discussion and Analysis-Liquidity and Capital Resources." At June 30, 1996, all unpaid rents were accrued on the Company's financial statements, and no provision was made with respect to the damage claims.

             DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES


          The following table sets forth certain information as of October 8, 1996 concerning the directors and executive officers of the Company.

     Name           Age  Position
     ----           ---  --------

Arnold B. Becker    61   Director
Daniel Glass1       39   Director
Kevin R. Greene2,3  37   Chairman of the Board
C. Anthony
Wainwright1         63   Director
Seymour W. Zises2,3 43   Director
Steven E. Glass     35   President and Chief Executive Officer of Building
                         Blocks ("BB") and Building Blocks Franchise Corp.
                         ("BBFC"); Secretary of the Company
Helen M. Trent      49   Vice President of Franchise Development
                         of BBFC and Secretary of BBFC



          Directors are elected annually for a one-year term. Nonemployee and non-affiliated Directors receive an annual fee of $2,500 per year plus $500 for each meeting attended.



          ARNOLD B. BECKER has been a director of the Company since March 7, 1994. Since January 1996, Mr. Becker has been Chairman of Arnold Becker Group, Inc., a management consulting firm specializing in services to retailers. From 1980 until February 1996, Mr. Becker was the President of Vendamerica, Inc., the U.S. investment arm of Vendex International, N.V., a large Dutch multi-divisional retailing and services company. In that capacity Mr. Becker was responsible for implementing Vendex's strategy of taking large minority equity positions in well-managed, fast-growing retailers in the United States for investment purposes. He is a Director of Western Beef, Inc.


          DANIEL GLASS has been a director of the Company since March, 1993. Mr. Glass is President of Universal Records, a division of MCA Music Entertainment Group, with which he has been associated since August 1995. From April 1993 to September 1994, he was President and Chief Executive Officer of EMI Records Group. From April 1989 to April 1993, Mr. Glass was Senior Vice President and General Manager of SBK Records. From 1983 to April






--------------------

 1   Member of Audit Committee.

 2 Member of Compensation Committee which also administers the Company's Stock Option Plans.

 3   Member of Executive Committee.

1989, Mr. Glass was Senior Vice President of Promotion of Chrysalis Records. Mr. Glass is the brother of Steven E. Glass.

          KEVIN R. GREENE has been the Chairman of the Board of Specialty Retail Group, Inc. since June 1995. He is the Chairman and Chief Executive Officer of Value Investing Partners, Inc., which he founded in 1991. From 1986 to 1991 Mr. Greene was a Senior Manager of McKinsey & Company, a firm of international management consultants. From 1982 through 1984, Mr. Greene was in institutional sales and commodities research at E.F. Hutton & Co., a U.S.-based investment bank. Mr. Greene holds a B.A. in Economics from Georgetown University, an M.P.P. in International Trade and Finance from Harvard University, and an M.B.A. in Finance from New York University. Mr. Greene is a director of New World Coffee, Inc., which operates a chain of gourmet coffee restaurants.

          C. ANTHONY WAINWRIGHT has been a director of the Company since March 1993. Since June, 1995 Mr. Wainwright has been Chairman of Harris, Drury, Cohen, an advertising agency. From 1989 to May 1995, Mr. Wainwright was Chairman of CME*KHBB, an international advertising agency. From 1980 to 1989, Mr. Wainwright was President and Chief Operating Officer of The Bloom Companies, a Dallas, Texas based advertising agency. Mr. Wainwright is also a director of American Woodmark Corporation, Del Webb Corporation and Gibson Greeting Cards, Inc. Mr. Wainwright received his B.A. in journalism from the University of Colorado in 1955.

          SEYMOUR W. ZISES has been a director of the Company since June 1991, and is currently President and Chief Executive Officer of Family Management Corporation, a registered investment advisory firm in New York City which he established in September 1989. Mr. Zises also serves as President and Chief Executive Officer of Forest Hill Capital Corporation, a merchant banking concern. Mr. Zises is also an officer and director of RCL Capital Corp., Inc., a merchant banking concern, and Disc Graphics, Inc., a product packaging design company. Prior to his founding Family Management, he was an independent financial service representative licensed with Integrated Resources Equity Corporation. Mr. Zises was one of several individual general partners or an officer or shareholder of a corporate general partner of six real estate limited partnerships which filed petitions for bankruptcy under Chapter 11 of the United States Bankruptcy Code between 1990 and February 1993. Mr. Zises serves on the Board of Trustees of Beth Israel Medical Center in New York City. Mr. Zises is a graduate of New York University.


          STEVEN E. GLASS has been associated with the Company as an employee or consultant since September, 1995 and has been President and Chief Executive Officer of Building Blocks since April, 1996. From June 1993 until March 1995, Mr. Glass was Director of Special Projects for EMI Records where he supervised strategic sales and marketing projects for television, film and children's music, including the implementation and direction of

EMI's "Barney Music" division. Prior to joining EMI Mr. Glass spent 13 years in municipal government, including his last position as Special Assistant to the Borough President of Brooklyn, with responsibility for various business and commercial development projects. Mr. Glass is the brother of Daniel Glass.

          HELEN M. TRENT has been Vice President of BBFC since June 1996. Ms. Trent has over 20 years of experience in national and regional franchising. From November, 1993 until joining BBFC she was Vice President, Franchise Development for Huntington Learning Centers, Inc. From 1990 until she joined Huntington Learning Centers, Inc., Ms. Trent was a franchising consultant, providing sales and marketing advice to, and developing brochures, advertising and other materials for, national and regional franchisors. Ms. Trent's prior experience includes service as a franchising executive for Mr. Sign Franchising Corp., Burger King and Jack-in-the-Box Restaurants.

                             EXECUTIVE COMPENSATION


     Except for Jonathon Heller, no person who was an operating officer of the Company at June 30, 1996 received annual salary and bonus which, in the aggregate, exceeded $100,000 for the fiscal year ended June 30, 1996. In June 1995, Kevin R. Greene became Chairman of the Board of Directors of the Company. Through June 30, 1996, Mr. Greene received no cash or other compensation other than the $2,500 per year and $500 per meeting paid to directors who are not employees or beneficial owners of 10% or more of the outstanding capital stock of the Company.

                                                               Long-Term Compensation
                                                               ----------------------
                                                                Awards       Payouts
                                                                ------       -------
                                                              Securities
                                                              Underlying    All Other
                                     Annual Compensation     Options/SARS  Compensation
                                     -------------------     ------------  ------------

     Name and        Fiscal Year              Other Annual
Principal Position      Ended       Salary $  Compensation      #                $
------------------   -----------    --------  ------------  ----------      ---------

Jonathon Heller,    June 30, 1996  $108,401          --             --            --
Co-President of
Building Blocks

                    July 2, 1995   $ 95,692          --             --            --

                    July 3, 1994   $ 30,288          --             --            --

AGGREGATED OPTION/SAR EXERCISES IN
LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The Company has no SAR's outstanding. No stock options were exercised by any executive officer during the fiscal year ended June 30, 1996.

     The following table sets forth certain information as to the number and value of unexercised stock options held by the named officer at June 30, 1996.

                                                      Value of Unexercised
                        Number of Unexercised         In-The-Money Options
                      Options at June 30, 1996          at June 30, 1996
                      ------------------------     -------------------------

        Name         Exercisable   Unexercisable  Exercisable*  Unexercisable*
    ------------     -----------   -------------  -----------   -------------

    Jonathon Heller     43,333        66,667           --             --


    _______________________
    * None of the foregoing options were in-the-money at June 30, 1996.


     Steven E. Glass, the President and Chief Executive Officer of Building Blocks, is employed pursuant to an employment agreement which became effective April 1, 1996 and expires in February 1998. The agreement provides for a signing bonus of $10,000 and an annual salary of $112,500 the first year and $135,000 thereafter, a bonus of 5% of pre-tax profits before certain extraordinary items, an expenditure by the Company of up to $1,000 a month to provide a leased vehicle and certain related automobile expenses for Mr. Glass, and reimbursement of all business-related expenses.

          Mr. Glass has also been granted options to acquire 110,000 shares of Common Stock at $.75 per share and 20,000 shares of Common Stock at $1.00 per share.

                              CERTAIN TRANSACTIONS


          Effective June 1991, the Company retained the services of Healthcare Venture Management Corp. (the "Adviser"), an affiliate of ILM Acquisition, L.P. ("IALP"), as an adviser in connection with certain financial consulting services pursuant to a 20-year advisory agreement approved by the Company's shareholders (the "Advisory Agreement"). The Advisory Agreement originally provided that, for its services as adviser, the Company would pay the Adviser a monthly advisory fee in an amount equal to 3.5% of the Company's revenues from its billings for its products and services during such month.



          As a result of the Cardinal Transaction, from December 31, 1991 and until April 13, 1993, the Company did not have any revenues from billings for products and services, and, accordingly, the Adviser did not receive an advisory fee. In June 1992, the Board of Directors amended the advisory agreement to provide that until June 30, 1995, the monthly advisory fee payable pursuant to the June 20, 1991 Advisory Agreement would be an amount equal to 3.5% of the net revenues from the Company's billings for its products and services during the immediately preceding calendar month, less $20,834 per month. Because of this amendment to the Advisory Agreement, no advisory fees were paid through June 30, 1995.



          Effective June 29, 1995 the Company acquired the Adviser for 2,685,071 shares of Common Stock valued at $1,398,385 and $80,000 in cash. As a result of the acquisition the fees payable under the Advisory Agreement will be retained in the Company's consolidated results. The transaction was treated as a tax-free merger, and, in fiscal 1995, the Company took a one-time charge of $1.5 million related to the transaction.



          In connection with IALP's acquisition of a controlling interest in the Company in June 1991, the Company received from IALP $1,000,000 in cash and a $1,000,000 five-year promissory note, accruing interest at 10% per annum, which was secured by the Common Stock and Preferred stock of the Company acquired by IALP. On June 29, 1995 the Company purchased the 2,817,581 shares of Common Stock held by IALP at a price of $.52 per share. The purchase was paid for through the cancellation by the Company of the $1,000,000 promissory note from IALP and of interest accrued thereon of $467,407. IALP retained ownership of 2,394,130 shares of the Registrant's Series A-1 Preferred Stock.


          As a result of the acquisition of the Advisor, (i) Lynn Zises acquired an aggregate of 9.7% of the Company's then outstanding common stock and 7.4% of the Company's then outstanding voting stock, (ii) Nancy Zises acquired directly and as custodian for her minor child an aggregate of 9.9% of the Company's then outstanding common stock and 7.6% of the Company's then outstanding voting stock, and (iii) Cathy Zises acquired directly and as custodian for her minor children an aggregate of

11.2% of the Company's then outstanding common stock and 8.7% of the Company's then outstanding voting stock.

          By virtue of its ownership of all of the outstanding shares of Series A-1 Preferred Stock, IALP controls approximately 20.4% of the voting power of the Company. Selig A. Zises, a brother of Seymour W. Zises, is the beneficial owner of all of the shares of Series A-1 Preferred Stock held by IALP as a result of his ownership of all of the voting securities of the general partner of IALP. Family members of Seymour W. Zises are indirect beneficial owners of limited partnership interests in IALP. Seymour W. Zises disclaims any beneficial ownership of any Preferred Stock of the Company.


          Each of Selig A. Zises, Cathy Zises, Lynn Zises and Nancy Zises disclaims being a control person of the Company and disclaim that any two or more of them constitute a group. Seymour W. Zises is the husband of Cathy Zises, the brother of Selig Zises, the uncle of Lynn Zises and the brother-in-law of Nancy Zises. Selig A. Zises is the father of Lynn Zises.



          Effective January 1, 1994, the Company entered into a consulting agreement with Seymour W. Zises, a director of the Company, under which Mr. Zises rendered consulting services to the Company in connection with its pursuit and evaluation of opportunities to expand its specialty retail operations. Mr. Zises received a fee of $5,000 per month and reimbursement of expenses. The agreement was terminated as of January 31, 1995.



          On November 17, 1995, the Company invested in a series of promissory notes (the "Notes") for an aggregate of $1,000,000. The Maker of the Notes was a corporation engaged in the finance industry. The Notes were automatically renewed for 90-day maturities unless the Company determined not to renew. $400,000 of the original Notes were repaid during the quarter ended March 31, 1996. The remaining Notes, each for $300,000, matured, and were paid in April 1996 and June 1996. The Notes bore interest at a rate of 15% compounded annually and payable monthly. The Notes were guaranteed by Selig A. Zises, who is a significant investor in the Maker of the Notes.



          In July 1996, pursuant to an agreement negotiated between Selig A. Zises and Kevin R. Greene, Chairman of the Board of the Company, the Company received $224,150 from Mr. Zises to cover a working capital shortfall. Under the agreement with Mr. Zises the Company had the right to either repay the advance without interest or to transfer to him all of the Company's rights and interests in the common stock of CM Franchise Corp. and in warrants to purchase additional shares of such Common Stock it acquired in December 1995 for a total of $224,150. Payment of the advance or transfer of the aforesaid rights and interests was due on September 30, 1996, and such rights and interests were transferred to Mr. Zises on that date.

          Reference is made to "Executive Compensation" for information as to certain compensation arrangements with, and options granted to, present and former officers and directors of the Company.

                             PRINCIPAL STOCKHOLDERS


          The following table sets forth certain information, as of October 8, 1996, regarding the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock or its outstanding Series A-1 Preferred Stock, (ii) each director and officer of the Company and (iii) all directors and officers of the Company as a group. Unless otherwise stated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.



                                           Amount and
                                           Nature of
                 Name and Address          Beneficial        Percent of
 Title of Class  of Beneficial Owner       Ownership          Class(1)
 --------------  -------------------       ---------         --------

 Common Stock    Arnold B. Becker            50,000(2)             *

 Common Stock    Daniel Glass                50,000(2)             *
 Common Stock    Kevin R. Greene(3)         247,000(3)           2.5%

 Common Stock    C. Anthony Wainwright       50,000(2)             *
 Common Stock    Cathy Zises(4)             944,377             10.1%
                 477 Madison Avenue
                 New York, New York
                 10022

 Common Stock    Lynn Zises                 796,317              8.5%
                 477 Madison Avenue
                 New York, New York
                 10022

 Common Stock    Nancy Zises                833,332              8.9%
                 477 Madison Avenue
                 New York, New York
                 10022
 Common Stock    Seymour W. Zises(4)        944,377             10.1%

 Common Stock    Steven E. Glass             56,667(2)            *
 Series A-1      ILM Acquisition L.P.(4)
                                          2,394,130              100%
 Preferred       477 Madison Avenue
 Stock           New York, New York
                 10022

 Common Stock    All directors and        1,398,044(2)(3)(4)    14.3%
                 officers as a group (7
                 persons)

--------------------
* Less than 1%.


(1) Based upon 9,324,738 shares of Common Stock outstanding, which does not include 213,333 shares held by an escrow agent or shares of Common Stock issuable upon the exercise of the options described below in footnote (2). However, in computing the respective percentages of the Common Stock beneficially owned by the holders described in footnote (2), and in calculating the percentage of the Common Stock owned by all officers and directors as a group, the shares of Common Stock subject to options described in footnote (2) were deemed outstanding.

(2) The total for each of Arnold Becker, Daniel Glass, Steven E. Glass, and C. Anthony Wainwright represents the number of shares of Common Stock purchasable pursuant to currently exercisable options held by him. All such options were granted pursuant to the Company's Amended and Restated 1991 Non-Qualified Stock Option Plan or the Company's 1994 Stock Option Plan, except an option for 110,000 shares granted to Steven E. Glass (of which 36,667 shares are currently exercisable).

(3) The shares reported for Mr. Greene include 775,000 shares of Common Stock issuable upon exercise of currently exercisable options and warrants held by Mr. Greene and 218,250 shares of Common Stock issuable upon exercise of a warrant held by Value Investing Partners, Inc. of which Mr. Greene is the principal stockholder.


(4) The Shares reported for Cathy Zises include 148,060 shares held by her as custodian for her minor children. Cathy Zises is the wife of Seymour W. Zises. The shares reported for Seymour W. Zises are the shares held directly or as custodian by Cathy Zises. Mr. Zises may be deemed the beneficial owner of such shares. Mr. Zises disclaims such beneficial ownership. Shares of Series A-1 Preferred Stock owned by ILM Acquisition, L.P. ("IALP") represent all of the Company's issued and outstanding Series A-l Preferred Stock. Selig A. Zises, a brother of Seymour W. Zises, is the beneficial owner of all of the shares of Series A-1 Preferred Stock held by IALP as a result of his ownership of all of the voting securities of the general partner of the general partner of IALP. Family members of Seymour
     W. Zises are indirect beneficial owners of limited partnership interests in IALP. Seymour W. Zises disclaims any beneficial ownership of any of the Preferred Stock of the Company.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


          The Common Stock has been quoted on the NASDAQ SmallCap System since July 1, 1994 and has traded under the symbol "SRGC". The following table sets forth the high and low bid prices on the NASDAQ SmallCap System as reported by NASDAQ for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.



 Period                                  High      Low
 ------                                  ----      ---

 July 4, 1994       - October 2, 1994    1 5/16    1 3/16
 October 3, 1994    - January 1, 1995    1 3/8     3/4
 January 2, 1995    - April 2, 1995      1         5/8
 April 3, 1995      - July 2, 1995       7/16      1/4
 July 3, 1995       - October 1, 1995    7/8       1/4
 October 2, 1995    - January 1, 1996    5/8       1/4
 January 2, 1996    - March 31, 1996     31/32     5/16
 April 1, 1996      - June 30, 1996      1 1/4     5/8


          On September 1, 1996, there were 240 holders of record of the Company's Common Stock and one holder of record of the Company's Series A-1 Preferred Stock.

          The Company has never paid dividends on the Common Stock or on the Series A-1 Preferred Stock and does not anticipate paying any dividends in the foreseeable future.

                          DESCRIPTION OF CAPITAL STOCK

          The authorized capital of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Series A-1 Preferred Stock, par value $.001 per Share.

          Holders of Common Stock are entitled to one vote for each share held on all matters voted on by shareholders of the Company and do not have cumulative voting rights relating to the election of directors. Holders of Common Stock are entitled to receive such dividends if, as and when declared by the board of directors and out of funds legally available. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to receive pro rata assets of the Company, if any, remaining after payment of all debts and liabilities.


                              SELLING STOCKHOLDERS


          The following table sets forth the number of Shares being offered hereby by the Selling Stockholders. Neither of the Selling Stockholders has had any material relationship with the Company or any of its affiliates during the past three years. To the Company's knowledge, the Selling Stockholders do not have beneficial ownership of any shares of capital stock of the Company other than the Shares being offered hereby.

                                          Percentage of
     Name           Number of Shares    Outstanding Stock
     ----           ----------------    -----------------

     Peter Sayet(1)      325,000             3.5%
     Howard Green(1)     325,000             3.5%

_____________________
(1) Subsequent to the sale of all of the foregoing shares, Messrs. Sayet and Green may, under the terms of the Settlement Agreement between the Company and Mr. Sayet, become beneficial owners of an aggregate of 213,333 shares held by an escrow agent.

                              PLAN OF DISTRIBUTION


          The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Selling Stockholders may, from time to time, offer for sale and sell or distribute the Shares to be offered by it hereby (a) in transactions executed on the Nasdaq SmallCap System, or any securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledgers or agents) pursuant to unsolicited orders or offers to buy, (b) in negotiated transactions, or (c) through other means, including pursuant to the exemption provided by Commission Rule 144, if available. The Shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and its underwriters, dealers, brokers or agents. The Shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.


          In connection with distribution of the Shares, the Selling Stockholders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers who may sell such Shares pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged Shares pursuant to this Prospectus.


          Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholders and/or purchasers of Shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Stockholders and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions, concessions or fees received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by the Selling Stockholders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.


          Pursuant to the settlement, the Selling Stockholders (and any underwriter and selling broker participating in the distribution of Shares) are entitled to indemnification by the Company against liability (including liability under the Securities Act and the Exchange Act) arising by reason of any untrue statement or omission or alleged omission (other than a statement provided by the Selling Stockholders) contained in the registration statement of which this Prospectus is a part.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


          The Company's By-laws provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Florida law.

          In addition, the Company's Articles of Incorporation provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving a dividend, stock repurchases or other distributions to stockholders that would result in personal liability to the directors under Florida law, or (iv) for any transaction in which the director derived an improper personal benefit.

          Section 607.014 of Chapter 607 of the Florida Statutes provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers, and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interests of the corporation. The Company's Articles of Incorporation provide, in part, that the Company shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, or claim, by reason of the fact that such person is or was a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization, including service in any capacity with respect to employee benefit plans, against all liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the defense or disposition of or otherwise in connection with or resulting from any such action, suit, proceeding or claim.

          Pursuant to the Settlement Agreement, the directors and officers of the Company are entitled to indemnification by the Selling Stockholders against liability (including liability under the Securities Act and the Exchange Act) arising by reason of any statement contained in the registration statement that the Selling Stockholders provided to the Company in writing explicitly for use in this registration statement, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in this registration statement, in the circumstances in which they are made, not be misleading.

          Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

          The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, which report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for the Company by Goodkind Labaton Rudoff & Sucharow LLP, New York, New York.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants  . . . . . . . . . . . .  F-1

Consolidated Balance Sheet as at June 30, 1996  . . . . . . . . . . . . . .  F-2

Consolidated Statements of Operations 53 Weeks
ended July 2, 1995 and 52 Weeks ended June 30, 1996 . . . . . . . . . . . .  F-3

Consolidated Statements of Stockholders'
Equity 53 Weeks ended July 2, 1995 and
52 Weeks ended June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Cash Flows 53 Weeks
ended July 2, 1995 and 52 Weeks ended June 30, 1996 . . . . . . . . . . . .  F-5

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . .  F-6

Report of Independent Certified Public Accountants

To The Board of Directors and Stockholders of
  Specialty Retail Group, Inc.

We have audited the consolidated balance sheet of Specialty Retail Group, Inc. and subsidiary as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Specialty Retail Group, Inc. and subsidiary at June 30, 1996, and the results of their operations and their cash flows for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP



New York, NY

September 20, 1996

                      Specialty Retail Group, Inc. and Subsidiary



                                       Consolidated Balance Sheet


 June 30, 1996
 -------------

 Assets
 Current:
  Cash and cash equivalents                                         $387,006
  Inventory                                                        1,281,777
  Other current assets                                               129,538
                                                                   ---------

     Total current assets                                          1,798,321
 Property and equipment, net (Note 3)                                778,326
 Goodwill, net of accumulated amortization of $223,925               143,032
 Equity investment (Notes 4 and 12)                                  179,744
 Other assets, primarily security deposits                           103,255
                                                                   ---------

                                                                  $3,002,678
                                                                  ==========
 Liabilities and Stockholders' Equity
 Current:
  Accounts payable                                                $1,252,432

  Accrued liabilities                                                856,024
                                                                  ----------
     Total current liabilities                                     2,108,456
                                                                  ----------
 Legal settlement - equity to be issued (Note 5)                     570,000
                                                                  ----------
 Commitments and contingencies (Note 5)

 Stockholders' equity (Notes 6 and 7):
  Series A-1 preferred stock, $.001 par value - shares
    authorized 10,000,000; issued and outstanding
    2,394,130                                                          2,394
  Common stock, $.001 par value - shares authorized
    100,000,000; issued and outstanding 8,674,738                      8,675
  Additional paid-in capital                                      11,004,220
  Accumulated deficit                                            (10,515,403)
  Treasury stock, 240,500 shares                                    (175,664)
                                                                  -----------

     Total stockholders' equity                                      324,222
                                                                  ----------
                                                                  $3,002,678
                                                                  ----------
                                                                  ----------

                    See accompanying notes to consolidated financial statements.

                      Specialty Retail Group, Inc. and Subsidiary


                            Consolidated Statements of Operations



                                            52 weeks ended  53 weeks ended
                                             June 30, 1996  July 2, 1995
                                            --------------  -------------

 Net sales                                      $7,126,444      $5,629,643
 Cost of sales                                   4,136,490       3,286,273
                                              ------------    ------------
     Gross profit                                2,989,954       2,343,370
 Operating costs:
  Selling                                        3,159,280       2,438,024


  General and administrative                     2,143,541       2,925,557
  Restructuring and other expenses (Note 10)       660,767       2,788,626
                                              ------------    ------------
 Loss from operations                           (2,973,634)     (5,808,837)
 Other income (expense):
  Interest income, net of interest expense of
    $-0- and $28,316                               110,437         338,498

  Loss on equity investment (Note 4)               (44,406)              -
  Legal settlement - noncash (Note 5)             (570,000)              -
  Other income                                     124,955               -
                                              ------------    ------------
     Loss before income tax expense             (3,352,648)     (5,470,339)
 Income tax expense (Note 8)                        26,020          29,000
                                              ------------    ------------

 Loss from operations                          $(3,378,668)    $(5,499,339)
                                              ------------    ------------
                                              ------------    ------------
 Per share amounts:
  Net loss                                     $      (.39)    $      (.63)
                                              ------------    ------------
                                              ------------    ------------


 Weighted average number of common shares
  outstanding                                    8,674,738       8,660,063
                                              ------------    ------------
                                              ------------    ------------

                   See accompanying notes to consolidated financial statements.

                                    Specialty Retail Group, Inc. and Subsidiary


                                Consolidated Statements of Stockholders' Equity



52 weeks ended June 30, 1996 and 53 weeks ended July 2, 1995
------------------------------------------------------------
                                                                                                                   Stock
                                Preferred stock                     Common stock                               subscription
                                ---------------                     ------------                Additional        note and
                             Number of                       Number of                           paid-in          interest
                              shares        Amount             shares             Amount          capital        receivable
                           ------------   ---------         ----------            ------       -----------     ------------
 Balance, July 3, 1994        2,394,130      $2,394          8,807,248            $8,807       $10,940,903      $(1,335,203)

 Interest on subscription
  note receivable
  (Note 6)                            -           -                  -                -            132,647         (132,644)
 Note redemption (Note 6)             -           -         (2,817,581)          (2,817)        (1,465,030)       1,467,847
 Shares repurchased                   -           -                  -                -                  -                -
 HVM acquisition                      -           -          2,685,071            2,685          1,395,700                -
 Net loss                             -           -                  -                -                  -                -
                           ------------   ---------         ----------           ---------     -----------     ------------

 Balance, July 2, 1995        2,394,130       2,394          8,674,738            8,675         11,004,220                -
 Net loss                             -           -                  -                -                  -                -
                           ------------   ---------         ----------           ------        -----------     ------------
 Balance, June 30, 1996       2,394,130      $2,394          8,674,738           $8,675        $11,004,220     $          -



                                Retained
                                 earnings                      Total
                               (accumulated     Treasury   stockholders'
                                 deficit)        stock         equity
                              -------------   ----------   ------------
 Balance, July 3, 1994        $ (1,637,396)   $       -      $7,979,505

 Interest on subscription
  note receivable
  (Note 6)                               -            -               3
 Note redemption (Note 6)                -            -               -
 Shares repurchased                      -     (175,664)       (175,664)
 HVM acquisition                         -            -       1,398,385
 Net loss                       (5,499,339)           -      (5,499,339)
                              -------------   ---------    ------------

 Balance, July 2, 1995          (7,136,735)    (175,664)      3,702,890
 Net loss                       (3,378,668)           -      (3,378,668)
                              -------------   ---------    ------------
 Balance, June 30, 1996     $  (10,515,403)   $(175,664)       $324,222


                    See accompanying notes to consolidated financial statements.

                      Specialty Retail Group, Inc. and Subsidiary


                            Consolidated Statements of Cash Flows
                                                         (Note 9)

                                                  52 weeks ended 53 weeks ended
                                                   June 30, 1996 July 2, 1995
                                                  -------------- --------------
 Cash flows from operating activities:
  Net loss                                            $(3,378,668) $ (5,499,339)

  Adjustments to reconcile net loss to net cash
    used in operating activities:
     Depreciation and amortization                        307,248       492,962
     Loss on disposal of equipment                        699,674       575,782
     Loss on investment in equity acquisition              44,406              -
     Legal settlement - stock to be issued                570,000              -
  Increase (decrease) in:

     Inventory                                            120,099      (777,776)
     Other current assets                                 (11,213)      179,419
     Other assets                                         (45,116)       (1,124)
  Increase (decrease) in:
     Accounts payable and accrued liabilities            (496,330)    1,346,279
                                                     -------------   -----------

        Total adjustments                               1,188,768     1,815,542
                                                     ------------    -----------
        Net cash used in operating activities          (2,189,900)   (3,683,797)
                                                     -------------   -----------
 Cash flows from investing activities:
  Expenditures for property and equipment                (112,132)   (1,944,527)
  Equity investment (Note 4)                             (224,150)            -
                                                     -------------   -----------

        Net cash used in investing activities            (336,282)   (1,944,527)
                                                     -------------   -----------
 Cash flows from financing activities:
  HVM acquisition (Note 10)                                     -     1,398,388
  Repurchase of treasury stock                                  -      (175,664)

  Repayment of notes payable                                    -      (317,632)
                                                     -------------   -----------
        Net cash provided by financing
          activities                                            -       905,092
                                                     -------------   -----------
 Net decrease in cash and cash equivalents             (2,526,182)   (4,723,232)
 Cash and cash equivalents, beginning of year           2,913,188     7,636,420
                                                     -------------   -----------
 Cash and cash equivalents, end of year                $  387,006    $2,913,188
                                                     -------------   -----------
                                                     -------------   -----------


                    See accompanying notes to consolidated financial statements.

                      Specialty Retail Group, Inc. and Subsidiary


                       Notes to Consolidated Financial Statements



1.    Business and         General
      Summary of
      Significant          Specialty  Retail Group,  Inc. (the  "Company") is  a
      Accounting Policies  holding  company   engaged  in   the  operation   and
                           franchising of  retail  specialty  toy stores.    The
                           Company is also exploring opportunities for business combinations.

                           Building Blocks, Inc. ("Building Blocks" or the "Subsidiary") operates a specialty educational and developmental toy store chain which, at June 30, 1996, consisted of ten stores located in Connecticut, New York, and Massachusetts.

                           Subsequent to June 30, 1996, the Company formed a wholly-owned subsidiary, Building Blocks Holdings, Inc., which formed Building Blocks Franchise Corp. ("Building Blocks Franchise"). Building Blocks Franchise grants franchises to qualified candidates for the operation of Building Blocks retail stores.

                           Fiscal Year

                           The Company has elected its fiscal year to be based on a 52/53-week fiscal year ending on the Sunday closest to June 30. Fiscal 1996 and 1995 consisted of 52 and 53 weeks, respectively.

                           Principles of Consolidation

                           The consolidated financial statements include the accounts of the Company and the Subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.


                           Cash Equivalents

                           Cash equivalents consist principally of treasury securities and highly liquid money market accounts purchased with an original maturity of three months or less. Such accounts are carried at cost plus accrued interest, which approximates market.

                           Inventories

                           Inventories are principally stated at the lower of cost, determined by the retail inventory method on the first-in, first-out (FIFO) basis.
                                                                             F-6

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         Property and Equipment

                         Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of approximately 3 to 7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over 10 years or the related lease term, whichever is shorter.

                         Revenue Recognition

                         Revenue from sales of the Company's products is recognized at the time of sale.

                         Goodwill

                         The excess of purchase price over the fair value of net assets acquired is being amortized on the straight-line method over 15 years. The Company's policy is to evaluate goodwill for potential impairment of value at each balance sheet date, by analyzing operating results and related cash flows, trends and prospects as well as competitive and economic factors.

                         Store Opening and Closing Costs

                         The Company follows the practice of deferring store pre-opening costs, expensing such amounts over a 12-month period. The costs associated with store closings are accrued when the decision is made to close the location.

                         Deferred Rent

                         Cash payments for rent obligations were $1,093,000 and $843,000, respectively, for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995. Accounting principles require that future rental increments be accrued on a straight-line basis over the term of the lease. The noncash additional rental accruals reflected in the consolidated financial statements amount to $116,000 and $176,000 for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995, respectively.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         Income Taxes

                         The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," which calls for the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred income tax (benefit) expense is measured by the change in deferred income tax assets or liabilities during the year. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                         Per Share Data

                         Per share data is calculated based on the weighted average number of shares of common stock outstanding during the period. The Company's outstanding stock options are excluded from the fiscal 1996 and 1995 computations as their effect would be antidilutive or immaterial during these periods.

                         Use of Estimates

                         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         Fair Value of Financial Instruments

                         The carrying amounts of cash and cash equivalents, other current assets, accounts payable and accrued liabilities approximate fair value because of the short maturity of these items.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         Long-Lived Assets

                         During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of
                         Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows of the enterprise are less than their carrying amounts, their carrying amounts are reduced to fair value and an impairment loss is recognized. The adoption of this pronouncement in fiscal 1997 is not expected to have a significant impact on the Company's financial statements.

                         Stock Options

                         The Company accounts for all transaction under which employees receive shares of stock or other equity instruments in the Company or the Company incurs liabilities to employees in amounts based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company does not anticipate adopting the fair value method encouraged by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

                         Presentation of Prior Year Data

                         Certain reclassifications have been made to conform prior year data with the current presentation.


2.    Going Concern      The   accompanying  financial   statements   have  been
                         prepared assuming that  the Company will  continue as a
                         going concern; they do not include adjustments relating
                         to  the recoverability  of recorded  asset  amounts and
                         classification of recorded assets  and liabilities. The
                         Company   has    incurred   losses   of   approximately
                         $10,515,000  from   inception  through  June 30,  1996,
                         including significant losses in the last two fiscal years. This condition raises substantial doubt about the Company's ability to continue as a going concern.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         Management intends to close certain of Building Blocks' stores before the 1996 holiday season and to consolidate inventories from these stores at its other stores. Building Blocks Franchise and Building Blocks are also actively seeking other potential franchisees to acquire Building Blocks-operated stores and their leases, fixtures and inventories. Building Blocks Franchise is, simultaneously, pursuing the sale of franchises for new locations. At September 20, 1996, franchises had been sold for Dallas, Texas and Chicago, Illinois.

                         The Company's present plan contemplates that any Building Blocks-operated stores in operation after January 1997 will be transferred to franchisees or will otherwise be phased out by the Spring of 1997 and that the Company will thereafter limit its retail toy activities to franchising by Building Blocks Franchise. The Company's ability to generate adequate cash flow to sustain its planned activities beyond December 31, 1996 is therefore dependent upon the success Building Blocks achieves in its plans to transfer Building Blocks-operated stores to franchisees and upon Building Blocks Franchise's ability to sell additional franchises which, in turn, may be affected by Building Blocks' financial condition and the closing or franchising of Building Blocks-operated stores. It is expected that cash generated by Building Blocks will be applied to reduce its accounts payable and other obligations and will not be available to fund Building Blocks Franchise's operations. Building Blocks Franchise will rely upon cash currently held by the Company and franchise revenues.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         There can be no assurance as to the ultimate outcome of any of the foregoing matters, and the Company may require additional working capital, in amounts which could be substantial. There can be no assurances that any working capital will be available on acceptable terms or at all.

                         The Company is also seeking opportunities for a business combination with an operating company (a "Business Combination"). The Company intends to attempt to negotiate a Business Combination for stock of the Company. There are no agreements or understandings with respect to any Business Combination. Management believes that the Company's status as a publicly-traded company and its net operating loss carryforward ("NOL") will be attractive to a privately-held operating company. However, there can be no assurance that the Company will be able to locate a potential party to a Business Combination or negotiate a Business Combination on terms satisfactory to the Company or at all.


                              June 30, 1996
3.    Property and
      Equipment               Leasehold improvements                  $656,892

                              Equipment                                231,608

                              Furniture and fixtures                   393,035
                                                                     ---------
                                                                     1,281,535

                              Less:  Accumulated depreciation and
                              amortization                            (503,209)
                                                                     ----------

                                                                      $778,326
                                                                     ----------
                                                                     ----------

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



4.    Equity Investment  On December 14, 1995,  the Company acquired  25% of the common stock of CM Franchise Corp. ("CM"), a franchisor of specialty carpet retailers operating under the registered trademark of "Carpet Master" for a total consideration of $224,150. In addition, as part of the transaction, the Company also obtained an option to purchase an additional 12.5% of CM's common stock. The Company has accounted for this transaction using the equity method. Following is a summary of the Company's investment in CM for the year ended June 30, 1996:


                              Purchase of 25% interest in CM         $224,150

                              Less: 25% share in net loss of
                              investee                                (44,406)
                                                                     ---------
                              Balance in equity investment at
                              June 30, 1996                          $179,744
                                                                     ---------
                                                                     ---------



                         This  investment  has been  pledged as  collateral (see
                         Note 12).


5.   Commitments,        Legal Settlement - Noncash
     Contingencies and
     Other               The Company was a party defendant in a lawsuit with  an
                         individual  (the "Plaintiff")  who was  an  officer and
                         director  of the  Company  when it  operated  a medical
                         laboratory  business  which  it  sold  in  1991.    The
                         Plaintiff  alleged,  among  other  things,   breach  of
                         contract, fraud,  defamation, interference  with  stock
                         transfer rights, breach of  fiduciary duties by certain
                         former officers of  the Company, conspiracy to  defraud
                         and  interference with  respect  to the  inspection  of
                         corporate  records.   The  Plaintiff   claimed  he  was
                         entitled  to a  termination  payment  of  approximately
                         $1,400,000 pursuant to an employment agreement with the
                         Company. The Company vigorously defended itself against
                         the Plaintiff's allegations  and vigorously  prosecuted
                         its counterclaims.  During the fourth quarter of fiscal
                         1995,  the Company  recorded  a liability  of  $250,000
                         related to legal fees for this matter.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements

                         During August 1996, the Company settled this litigation, without admitting liability, by issuing an aggregate of 650,000 shares of the Company's common stock to the plaintiff and his designee. The Company also agreed to guarantee up to $160,000 for any shortfall from $650,000 realized upon the sale by the holders of all of the 650,000 shares. The Company may satisfy the guarantee by a cash payment or by the release to the holders of an additional 213,333 shares of common stock being held by an escrow agent.


                         As a result of this settlement, the Company recorded a noncash expense of $570,000 which appears as "Legal Settlement - noncash" in the accompanying consolidated statement of operations for the year ended June 30, 1996. The $570,000 noncash expense is based on the market value of the Company's common stock when the parties reached an agreement to settle.

                         Other Legal Proceedings

                         At September 20, 1996, landlords at three mall stores which were closed between June and September 1996 had instituted legal proceedings against Building Blocks for rent arrearages in the aggregate amount of approximately $200,000 and additional damages of approximately $470,000 for breaches of the underlying leases. Building Blocks is actively defending these damages claims and believes that such claims are subject to substantial reduction. Management is engaged in settlement discussions with the landlords of these three malls and believes, although there can be no assurance, that it can reach settlements which will be within Building Blocks' anticipated use of its expected cash resources after completion of the plan described in Note 2. The Company has accrued substantially all rent in arrears through June 30, 1996. No amount has been accrued for damages pending the outcome of the settlement negotiations. Building Blocks is also attempting to renegotiate the terms of a lease on a fourth mall store. Building Blocks has received a notice of default from the landlord of this store with respect to approximately $114,000 of rent it has withheld.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         Lease Commitments

                         The Company leases office space and retail stores under various noncancellable long-term operating lease agreements for periods ranging from approximately three to ten years. Most leases require the payment of taxes, insurance, common area charges and/or maintenance.

                         As of June 30, 1996, the Company is committed for aggregate future rentals (exclusive of taxes, insurance, common area charges and maintenance) for the next five fiscal years and thereafter under noncancellable operating leases for various facilities as follows:

                              Fiscal
                              ------
                              1997                                 $1,067,347
                              1998                                    746,380
                              1999                                    693,729
                              2000                                    615,854

                              2001                                    527,984
                              Thereafter                            1,888,661
                                                                    ---------
                                                                   $5,539,955
                                                                   ----------
                                                                   ----------


                         The above table excludes the commitments related to the leases for the three mall stores which were closed during the period June through September 1996. As noted above, the Company is engaged in settlement discussions with the landlords of these three stores.



                         Rent expense, excluding executory costs, for all operating leases approximated $1,214,000 and $1,020,000 for the fiscal years ended June 30, 1996 and July 2, 1995, respectively.

                         The Company's real estate advisory and consulting division results of operations for fiscal 1996 and 1995 were not material.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



6.    Stock              Effective   June 29,   1995,   the   Company   acquired
      Transactions       Healthcare   Venture  Management   Corp.   ("HVM"),  an
                         affiliate  of  ILM  Acquisition,   L.P.  ("IALP"),  for
                         2,685,071 shares of  common stock.  As  a result of the
                         acquisition,  the Company  will consolidate  payment to
                         HVM of a 3.5% consulting  fee on revenues through 2011.
                         The cost of the acquisition  has been charged to  other
                         expenses in fiscal 1995 (see Note 10).
                         In connection with IALP's acquisition of a  controlling
                         interest in  the  Company in  June  1991,  the  Company
                         received from IALP $1,000,000  in cash and a $1,000,000
                         five-year promissory note, accruing interest at 10% per
                         annum,  which  was  secured  by  the  common  stock and
                         preferred stock  of the  Company acquired  by IALP.  On
                         June 29, 1995,  the  Company  purchased  the  2,817,581
                         shares of  common stock held by IALP at a price of $.52
                         per  share.  The  purchase  was  paid  for  through the
                         cancellation  by   the  Company   of   the   $1,000,000
                         promissory note from IALP and  interest accrued thereon
                         of  $467,407.  IALP  retained  ownership  of  2,394,130
                         shares of the Registrant's Series A-1 preferred stock.



7.    Stock Option       In   December  1991   and  October 1994,   the  Company
      Plans              established the 1991 Nonqualified Stock Option Plan and
                         the 1994 Stock Option Plan (the "Plans") under which a total of 700,000 and 500,000 shares, respectively, of the Company's common stock could be issued to officers, directors, employees and independent contractors of the Company. The Plans are administered by a committee appointed by the Board of Directors (the "Committee").
                         The Committee has authority, subject to the terms of the Plans, to determine the individuals to whom options may be granted, the exercise price and the number of shares of common stock subject to each option, the time or times during which all or a portion of each option may be exercised and certain other provisions of each option. As of June 30, 1996, an aggregate of 610,000 shares remain available for future grant of options under the Plans.

              Specialty Retail Group, Inc. and Subsidiary


               Notes to Consolidated Financial Statements



                 Nonqualified stock option activity has been as follows:


                                              Number of  Exercise price
                                                 shares      per share
                                              ----------  --------------


                  Outstanding at July 3, 1994  510,000    $1.50 to $2.3125
                  Granted                      300,000     $1.00 to $1.50

                  Expired/cancelled           (250,000)    $1.50 to $2.00

                  Exercised                                     -
                                              ---------    ---------------

                  Outstanding at July 2, 1995  560,000    $1.00 to $2.3125

                  Granted                      130,000      $.75 to $1.00
                  Expired/cancelled           (100,000)    $1.00 to $1.50

                  Exercised                          -           -
                                              --------    ----------------

                  Outstanding at June 30,
                  1996                         590,000    $.75 to $2.3125
                                              =========   ================

                 Pursuant to the Plan, the exercise price of shares is determined by the Committee at the time of grant but may not be less than the lesser of (i) the book value per share of common stock as of the end of the fiscal year of the Company immediately preceding the date of grant or (ii) 50% of the fair market value per share of common stock at the date of grant. All options granted to date have approximated the then current fair market value. The term of an option may not exceed 10 years from the date of the grant. Unless otherwise determined by the Committee, options granted vest and become exercisable at a rate of at least 33-1/3% per year from the date of the grant. Of the outstanding options to purchase 590,000 shares, 466,667 were fully vested at June 30, 1996.

                      Specialty Retail Group, Inc. and Subsidiary


                       Notes to Consolidated Financial Statements




8.    Income Taxes       The components  of  the income  tax  provision  are  as
                         follows:

                         Year ended              June 30, 1996   July 2, 1995
                                                 -------------   ------------
                         Current income taxes:
                          Federal                $         -        $        -

                          State                       26,020            29,000
                                                      ------            ------
                                                      26,020            29,000
                                                      ------            ------
                         Deferred income taxes:
                          Federal                 (3,542,000)       (2,362,000)
                          State                   (1,041,000)         (705,000)
                                                  -----------         ---------
                                                  (4,583,000)       (3,067,000)
                                                  -----------       -----------

                         Valuation allowance       4,583,000         3,067,000
                                                  ----------        -----------
                            Total                    $26,020        $   29,000
                                                  ----------        -----------
                                                  ----------        -----------


                         Temporary differences and carryforwards which give rise to deferred tax assets are as follows:

                                                    52 weeks ended    53 weeks
                                                      June 30,     ended July 2,
                                                         1996           1995
                                                    --------------  ------------

                         Deferred tax assets:

                          Depreciation                 $  43,000     $  44,000
                          Straight-line rent             119,000        78,000

                          Federal and state income
                            tax operating loss
                            carryforwards              4,583,000     2,945,000
                                                       ---------     ---------

                                                       4,745,000     3,067,000
                         Valuation allowances          4,745,000     3,067,000
                                                       ---------     ---------
                                                       $       -     $       -
                                                       ---------     ---------
                                                       ---------     ---------

`                        Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         At June 30, 1996, there were operating loss carryforwards of approximately $10,049,000 available for Federal and state income tax purposes expiring over the next five to fifteen years, depending on the jurisdiction, which may provide future benefit for income taxes.


9.    Supplemental       The Company paid approximately $35,000  and $23,000 for
      Disclosures of     income taxes during  the 52  weeks ended June 30,  1996
      Cash Flow          and the  53 weeks ended July 2, 1995, respectively, and
      Information        $28,000 for interest during the  53 weeks ended July 2,
                         1995.


10.   Restructuring      As  discussed  in Note 1,  the  Company's policy  is to
      and Other          accrue store-closing expenses when the decision is made
      Expenses           to close a  location. Accordingly,  for the year  ended
                         June 30, 1996, the Company recorded restructuring and other expense charges of $660,767 for the disposition of fixed assets and other costs related to the closing or expected closings of certain mall stores.

                         Effective June 29, 1995, the Company acquired Healthcare Venture Management Corp. ("HVM") for 2,685,071 shares of common stock and, as a result of the acquisition, the consulting agreement with HVM, whereby HVM is entitled to receive 3.5% of the Company's revenues through 2011, is consolidated in the Company's results. HVM's only asset was its consulting agreement with the Company. Other expenses during the year ended July 2, 1995 include a charge of approximately $1.5 million in connection with the issuance of these shares and the cancellation of the consulting agreement. In addition, other expenses include approximately $1.2 million of costs pertaining to the writedown of goodwill, severance pay, litigation and the closing of certain stores.


11.   Related Party      Effective January 1,  1994, the Company  entered into a
      Transactions       consulting agreement with Seymour  W. Zises, a director
                         of  the  Company,   under  which  Mr.   Zises  rendered
                         consulting services to the Company in connection with its pursuit and evaluation of opportunities to expand its specialty retail operations. Mr. Zises received a fee of $5,000 per month and reimbursement of expenses.
                         The agreement was terminated as of January 31, 1995.

                         Specialty Retail Group, Inc. and Subsidiary


                         Notes to Consolidated Financial Statements



                         On November 17, 1995, the Company invested in a series of promissory notes (the "Notes") for an aggregate of $1,000,000. The maker of the Notes was a corporation engaged in the finance industry. The Notes were automatically renewed for 90-day maturities unless the Company determined not to renew. $400,000 of the original Notes were repaid during the quarter ended March 31, 1996. The remaining Notes, each for $300,000, matured and were paid in April 1996 and June 1996. The Notes bore interest at a rate of 15% compounded annually and payable monthly. The Notes were guaranteed by Selig A. Zises, who is a significant investor in the maker of the Notes and may be deemed to be the beneficial owner of the Company's outstanding Series A-1 Preferred Stock.


12.   Subsequent Event   In  July  1996,  pursuant  to  an agreement  negotiated
                         between Selig A. Zises and Kevin R. Greene, Chairman of the Board of the Company, the Company received $224,150 from Mr. Zises to cover a working capital shortfall.
                         Under the agreement with Mr. Zises, the Company has the right to either repay the advance without interest or to transfer to him all of the Company's rights and interests in the common stock of CM Franchise Corp. and warrants to purchase additional shares of such common stock it acquired in December 1995 for a total of $224,150. Payment of the advance or transfer of the aforesaid interests is due on September 30, 1996. The
                         Company intends to transfer the rights and interests in satisfaction of the debt on that date.

  No dealer,  sales representative
 or  any  other  person  has  been
 authorized     to     give    any
 information   or   to   make  any
 representations   in   connection          SPECIALTY RETAIL GROUP, INC.
 with  this  offering  other  than
 those    contained     in    this
 Prospectus,  and,   if  given  or
 made,    such    information   or
 representations   must   not   be
 relied   upon   as   having  been
 authorized by the  Company or any
 underwriter.     This  Prospectus
 does not  constitute an  offer to
 sell  or a  solicitation  of  any
 offer to buy any securities other
 than  the securities  offered  by
 this Prospectus,  or an  offer to              863,333 Common Stock
 sell  or  a  solicitation  of  an
 offer  to  buy any  securities by          (Par Value, $.001 per share)
 any  person in  any  jurisdiction
 where such offer  or solicitation
 is not authorized or is unlawful.
 Neither  the   delivery  of  this
 Prospectus  nor  any  sale   made
 hereunder   shall,   under    any
 circumstances,     create     any
 implication  that there  has been
 no change  in the affairs of  the                   __________
 Company   or   that   information
 contained herein is correct as of                   PROSPECTUS
 any time subsequent  to the  date                   __________
 of this Prospectus.

         TABLE OF CONTENTS    Page
                              ----

 Prospectus Summary  . . . . . . .


 Risk Factors  . . . . . . . . . .

 Use of Proceeds . . . . . . . . .

 Summary Selected Financial Data

 Management's Discussion and
 Analysis  . . . . . . . . . . . .

 Business  . . . . . . . . . . . .

 Directors, Executive Officers and
 Significant Employees . . . . . .

 Executive Compensation  . . . . .

 Certain Transactions  . . . . . .

 Principal Stockholders  . . . . .

 Market  For   Common  Equity  and
 Related Stockholder Matters . . .

 Description of Capital Stock  . .

 Selling Stockholders  . . . . . .

 Plan of Distribution  . . . . . .

 Disclosure of Commission Position
 on Indemnification
   For Securities Act Liabilities

 Experts . . . . . . . . . . . . .

 Legal Matters . . . . . . . . . .
 Index to Financial Statements . .

 Financial Statements  . . . . . .


  Until November ,  1996
 (40 days after  the date  of this
 Prospectus),      all     dealers
 effecting  transactions   in  the
 registered securities, whether or
 not    participating    in   this
 distribution, may be required  to                October   , 1996
 deliver a Prospectus.  This is in
 addition  to the  then obligation
 of    dealers   to    deliver   a
 Prospectus   when   acting   as
 underwriters  and with  respect to
 their    unsold    allotments  or
 subscriptions

                                     PART II
                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

     The Company's By-laws provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Florida law.

     The Company's Articles of Incorporation provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving a dividend, stock repurchases or other distributions to stockholders that would result in personal liability to the directors under Florida Law, or (iv) for any transaction in which the director derived an improper personal benefit.

     Section 607.014 of Chapter 607 of the Florida Statutes provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers, and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interest of the corporation. The registrant's Articles of Incorporation provide, in part, that the registrant shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, or claim, by reason of the fact that such person is or was a director or officer of the registrant or while a director or officer is or was serving at the request of the registrant as a director, trustee, officer, employee or other agent of another organization, including service in any capacity with respect to employee benefit plans, against all liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the defense or disposition of or otherwise in connection with or resulting from any such action, suit, proceeding or claim.

     Pursuant to the Settlement Agreement, the directors and officers of the registrant are entitled to indemnification by the Selling Stockholders against liability (including liability under the Securities Act and the Exchange Act) arising by reason of any statement contained in the registration statement that the Selling Stockholders provided to the registrant in writing explicitly for use in this registration statement, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in this registration statement, in the circumstances in which they are made, not be misleading.


Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the registrant in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee. The Selling Stockholders will bear all selling commissions with respect to the sale of the shares registered hereby.

     Securities and Exchange Commission
     Registration Fee . . . . . . . . . . . . . . . . . . . . . . . .  $     100
     Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . .  $   7,500
     Printing and Shipping Expenses . . . . . . . . . . . . . . . . .  $     400
     Transfer Agent and Miscellaneous
       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     500
     Blue Sky Fees  . . . . . . . . . . . . . . . . . . . . . . . . .  $   1,000

       Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   9,500
                                                                        --------
                                                                        --------

Item 26.  Recent Sales of Unregistered Securities


  1. In October 1993, the Company sold an aggregate of 3,000,000 shares of Common Stock for $6,750,000 to 33 non-United States persons in a transaction not constituting a "sale" as defined in Rule 901 under the Securities Act of 1933, as amended (the "Act"). The certificates representing the shares bore a legend noting that the shares were not registered under the Act and the purchasers acknowledged their understanding that the shares could only be transferred if so registered or exempt from such registration and stop transfer orders were placed against the certificates by the Company's Transfer Agent.

  2. In connection with the foregoing offering, the Company issued a warrant to purchase 250,000 shares of Common Stock at $2.48 per share. The warrant Certificate bore a legend indicating that the warrant was not registered under the Act and the holder of the warrant represented its intention to acquire the warrant for investment and acknowledged its understanding that the warrant could only be transferred if it was registered under the Act or pursuant to an exemption from such registration.


  3. Since September 1, 1993 the Company has granted unregistered options to three (3) persons to purchase shares of its Common Stock. The options were non-transferable except by will or the laws governing intestacy.

  4. In August 1996 the Company issued a total of 863,333 shares of Common Stock to 3 persons. The certificates for the shares contain a legend and the holders of certificates made representations comparable to those described in paragraphs 20.

     All of the transactions described in paragraphs 2, 3 and 4 were exempt from registration under the Act as not constituting a "public offering" within the meaning of Section 4(2) of the Act.


Item 27.  Exhibits


  Exhibit
  Number           Description
  ------           -----------

  3.1 Articles of Incorporation (incorporated by reference to Exhibit 2.2 to Form 8-K dated April 12, 1995)

  3.2       Amended and Restated By-Laws (incorporated by reference to Exhibit
            3.2 to Form 10-KSB for the year ended July 2, 1995)

  4.1       Specimen Stock Certificate

  5         Opinion of Goodkind Labaton Rudoff & Sucharow LLP

  10.1 Agreement of Settlement and Compromise dated August 22, 1996 by and among the Selling Stockholders and Registrant (incorporated by reference to Exhibit 10.3 to Form 10-KSB for the year ended June 30, 1996)

  10.2 Registration Rights Agreement dated as of August 22, 1996 by and between the Selling Stockholders and Registrant (incorporated by reference to Exhibit

            10.4 to Form 10-KSB for the year ended June 30, 1996)

  10.3 Escrow Agreement dated August 22, 1996 by and among the Selling Stockholders, Registrant and the Escrow Agent (incorporated by reference to Exhibit 10.5 to Form 10-KSB for the year ended June 30, 1996)

  10.4 Escrow Agreement dated August 22, 1996 by and among the Selling Stockholders, Registrant and the Escrow Agent (incorporated by reference to Exhibit 10.6 to Form 10-KSB for the year ended June 30, 1996)

  10.5 Employment Agreement dated as of April 1, 1996 between Building Blocks and Steven E. Glass (incorporated by reference to Exhibit
            10.7 to Form 10-KSB for the year ended June 30, 1996)

  10.6      Option Agreement dated April 12, 1996 between Registrant and Steven
            E. Glass (incorporated by reference to Exhibit 10.8 to Form 10-KSB for the year ended June 30, 1996)

  10.7 Option Agreement dated October 2, 1995 between Registrant and Steven E. Glass (incorporated by reference to Exhibit 10.9 to Form 10-KSB for the year ended June 30, 1996)

  10.8 Agreement dated July 29, 1996 between Registrant and Selig A. Zises (incorporated by reference to Exhibit 10.10 to Form 10-KSB for the year ended June 30, 1996)

  10.9 Agreement dated June 29, 1995 between Registrant and ILMA (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 29, 1995)


  10.10 Agreement and Plan of Merger dated June 30, 1995 between Registrant and HVMC (incorporated by reference to Exhibit 2.2 to Form 8-K dated June 29, 1995)

  10.11 Option Agreement dated March 7, 1994 with Jonathon Heller (incorporated by reference to Exhibit 10.11 to Form 10-KSB for the year ended July 2, 1995)

  10.12 Heller Option Agreement dated March 1, 1995 with Jonathon Heller (incorporated by reference to Exhibit 10.10 to Form 10-KSB for the year ended July 2, 1995)

  21 Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to Form 10-KSB for the year ended June 30, 1996)

  23.1      Consent of Goodkind Labaton Rudoff & Sucharow LLP (included in
            Exhibit 5)

  23.2      Consent of BDO Seidman, LLP

  24 Power of Attorney (included in the signature page of this Registration Statement)


          Item 28.  Undertakings

            (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act and incorporated herein by reference; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on October 10, 1996.


                                SPECIALTY RETAIL GROUP, INC.

                                By: /s/ KEVIN R. GREENE
                                    --------------------------------------------
                                    Chairman and Chief
                                    Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ ARNOLD B. BECKER                       October 17, 1996
--------------------------
Arnold B. Becker, Director



                                                     , 1996
--------------------------
Daniel Glass, Director


/s/ KEVIN R. GREENE                        October 10, 1996
--------------------------
Kevin R. Greene, Chairman of
the Board and Chief Executive
Officer and Principal
Accounting Officer; Director


                                                     , 1996
--------------------------
C. Anthony Wainwright, Director


/s/ SEYMOUR W. ZISES                       October 13, 1996
--------------------------
Seymour W. Zises, Director

                                Index to Exhibits
                                -----------------


Exhibit
Number                    Description
------                    -----------

 4.1                      Specimen Stock Certificate

 5                        Opinion and Consent of Goodkind Labaton Rudoff &
                          Sucharow LLP

 23.2                     Consent of BDO Seidman, LLP